Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Audiovox Corporation of our report dated February 17, 2009 relating to our audit of the consolidated financial statements of Audiovox Specialized Applications, LLC, which appear in the Annual Report on Form 10-K of Audiovox Corporation for the year ended February 28, 2009.

/s/ MCGLADREY & PULLEN, LLP

Elkhart, Indiana
October 16, 2009